EXHIBIT 11

                                  WORLDCORP, INC. AND CONSOLIDATED SUBSIDIARIES
                                 CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE
                                        (IN THOUSANDS EXCEPT SHARE DATA)



                                                                         For the Years Ended December 31,
                                                               --------------------------------------------------
                                                                  1996                1995               1994
                                                               ------------       ------------       ------------

Continuing earnings (loss) applicable to
    common stock                                             $        7,437      $      64,158      $        8,308

Discontinued loss applicable to common stock,
    net of tax benefit and minority interest                       (19,191)            (3,950)                  --
                                                                -----------       ------------         -----------

Net earnings (loss) applicable to common stock               $     (11,754)      $      60,208      $        8,308
                                                                ===========        ===========         ===========

Weighted average common shares outstanding                       16,153,227         15,988,365          15,277,954

Weighted average options and warrants treated
    as common stock equivalents                                     523,662          1,115,304             238,109
                                                                -----------         ----------         -----------

    Primary number of shares                                     16,676,889         17,103,669          15,516,063

Incremental weighted average options and
    warrants treated as common stock
    equivalents for fully diluted purposes                               --          5,891,197             276,983
                                                              -------------         ----------         -----------

    Fully diluted number of shares                               16,676,889         22,994,866          15,793,046
                                                                 ==========         ==========          ==========

Primary net earnings (loss) per share of common stock from:
    Continuing operations                                    $         0.45      $        3.75      $         0.54
    Discontinued operations                                  $       (1.15)      $      (0.23)      $           --
                                                                     ------             ------             -------
    Net earnings                                             $       (0.70)      $        3.52      $         0.54
                                                                     ======             ======              ======

Fully diluted net earnings (loss) per share of common stock from:
    Continuing operations                                    $            *      $        2.99      $         0.53
    Discontinued operations                                  $            *      $      (0.17)      $           --
                                                                    -------             ------             -------
    Net earnings                                             $            *      $        2.82      $         0.53
                                                                    =======             ======              ======


* Fully diluted earnings per share are anti-dilutive